Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-48665 and 333-11731) of The Manitowoc Company, Inc. of our report dated June 7, 2011, relating to the financial statements of The Manitowoc Company, Inc. Retirement Savings Plan, which appears in this Form 11-K.

/s/ Wipfli LLP

Wipfli LLP

June 7, 2011
Appleton, Wisconsin